Exhibit 99.1

QUARTERLY REPORT March 2023 1 Highlights FINANCIAL AND CORPORATE ➢ Group Revenue of $766 million for the March quarter, up 6.8% on the prior December quarter Group Revenue of $717 million. ➢ Strong liquidity position with Closing Cash balance of $498 million and Net Cash of $256 million as of 31 March 2023. ➢ Group Capital Expenditure for the March quarter was $41 million. ➢ Coronado reaffirms previously announced FY23 guidance for Saleable Production (16.8 – 17.2 Mt); Average Mining Costs Per Tonne Sold ($84.0/t - $87.0/t), and Capital Expenditure ($260 million - $290 million). SAFETY AND PRODUCTION ➢ Australia TRIFR of 3.18 and U.S. TRIR of 2.43 as of 31 March 2023, with both regions well below their respective industry averages. ➢ Buchanan preparation plant achieved 1-million hours and 10 years TRI free. ➢ Production improvements at U.S. operations quarter-on-quarter (ROM production up 13.7%; Saleable production up 9.6%) ➢ Group ROM production for the March quarter was 6.2 Mt. Group Saleable production was 3.7 Mt. Tonnages lower quarter-on-quarter due to above average January wet weather and major maintenance on the overland conveyor, shovel and largest capacity dragline at Curragh. ➢ Record Curragh overland conveyor throughput post maintenance in March transporting 1.0 Mt of material to the CHPP’s from Curragh North. ➢ Buchanan expansion, Curragh North Underground, and Curragh Gas Pilot Projects progressing well and on plan. ➢ Completed 36 hectares of rehabilitation works at Logan. COAL SALES AND MARKETS ➢ Group Sales volumes for the March quarter were 3.7 Mt, down 7.9% compared to the December quarter and principally impacted by a train derailment on the Blackwater line during the quarter. ➢ Group Realised Price Per Tonne of Met Coal Sold was $239.7 per tonne (mix of FOR / FOB / Domestic pricing), up 7.6% on the prior December quarter. ➢ Average PLV HCC FOB AUS index price in the March quarter was $343.9 per tonne, 23.7% higher than the prior December quarter. Coronado Met Coal price realizations in the June quarter are anticipated to be higher than the March quarter. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality Metallurgical Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Metallurgical Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its Quarterly Form 10-Q to the ASX and SEC on 9 May 2023 (AEST). Coronado Annual General Meeting of Stockholders to be held at 10.00am on 25 May 2023 (AEST).

Message from the CEO Gerry Spindler, Chief Executive Officer 2 The Coronado team performed well during the March quarter, delivering quarter-on-quarter higher revenues, improved liquidity and balance sheet strength, and improved safety results. In addition, we completed substantial rehabilitation works at our Logan mine and continued to progress our organic growth plans successfully. March quarter production and sales volumes were lower than the prior quarter, but remain on plan. January and February saw lower production from maintenance activities, elevated wet weather and rail logistics chain issues. However, March's monthly production volumes were strong as the weather improved at Curragh, and I continue to remain confident in our ability to deliver on our plans and guidance. Solid progress was made on our organic growth projects during the quarter, with capital works continuing at the Buchanan mine to expand the raw coal storage area and install a second set of skips. At Curragh, work continues in progressing the Curragh North Underground Met Coal Project and our emissions reduction Gas Pilot Project. These projects underpin our growth plans to reach 20.5 Mtpa saleable production by 2025 and remain on target. Coronado’s Annual General Meeting of Stockholders (AGM) will occur on the 25 May 2023 (AEST). Immediately following the AGM, Douglas Thompson will officially be appointed as my successor as Managing Director and Chief Executive Officer of the Company. I again congratulate Douglas on his appointment and look forward to working with him and the Board of Directors in my new role as Executive Chair. Q1 Operational Overview As of 31 March 2023, our Australian TRIFR was 3.18 and our US TRIR was 2.43, both rates below the relevant industry averages. On a consolidated basis, the Group’s TRIR stands at 1.31. The health and safety of our workforce remain our #1 priority, and we continue to advance several initiatives to improve our safety rates every quarter. I am pleased to announce that the Buchanan mine preparation plant achieved 1 million hours and 10 years injury free during the quarter. This is a tremendous effort by the team. In addition, we have been notified that many of our U.S. operations achieved industry awards for safety performance in 2022. Coronado completed the first quarter with Group ROM coal production of 6.2 Mt, Saleable production of 3.7 Mt and Sales volumes of 3.7 Mt. Production and Sales volumes were lower due to successfully completed maintenance activities on the overland conveyor, shovel and our largest dragline at Curragh; impacts from extensive wet weather in January (approx. 190mm) across Curragh, and a train derailment on the Blackwater line in late January, which stopped the coal supply chain to the Port of Gladstone for 2 weeks. Following a slow ramp-up, the rail line is now back to normal operating capacity. In the month of March, the benefits from the first quarter maintenance program, combined with drier weather, resulted in significantly better operating conditions, and Curragh achieved ROM coal production of 1.2 Mt and Saleable production just short of 1.0 Mt. In March, the overland conveyor set a new record transporting 1.0 Mt of material to the CHPP from Curragh North. Curragh continues to deliver in accordance with the mine plan and timing of coal exposures, as set by the One Curragh improvement plan. With improved weather, we anticipate solid production rates from Curragh in the coming quarters. Our U.S. operations had an excellent production quarter, with ROM coal production and Saleable production 14% and 10% higher quarter-on-quarter, respectively. The Buchanan and Logan mines were not impacted by weather in the quarter. However, the mines were impacted by some rail logistics delays at the end of March that saw some sales slippage into April. The Eagle No. 1 and Winifrede mines at Logan broke production records in March. Today, we reaffirm our previously announced FY23 guidance. Balance Sheet and Liquidity Coronado’s quarterly revenue of $766 million was 7% higher than the prior December quarter. The increased revenue was attributed to higher pricing despite lower sales volumes. On 31 March 2023, Coronado had a Net Cash position of $256 million, 178% higher than the closing 31 December 2022 position, and maintained Available Liquidity of $598 million. Metallurgical Coal Markets In the March quarter, the average PLV HCC FOB AUS price index was $344/t, an increase of 24% over the prior quarter. The index price increases were primarily due to supply risk in Australia following January heavy rains and the train derailment on the Blackwater line. Given higher index prices in the March quarter, Coronado anticipates Met Coal price realisations in the June quarter to be higher than the March quarter due to the average 3-month lag in price realisations. Since March, Met Coal prices have fallen, with the PLV HCC FOB AUS index price at $250 per tonne on 27 April 2023, but remaining well above the long-term historical average price of $191 per tonne. The recent fall in prices is likely a function of increased supply from Australia as the Bowen Basin exits the wet season. While prices may remain volatile in the short term, Coronado anticipates that prices will remain above historical averages due to the ongoing trade constraints for Russian coal and above-average Thermal coal prices.

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Mar Q23	Dec Q22	Change	Mar 2023 YTD	Mar 2022 YTD	Change
ROM Production	**Mt**	**6.2**	**6.7**	**(7.0%)**	**6.2**	**6.7**	**(7.3%)**
Australia	Mt	2.7	3.6	(24.9%)	2.7	3.5	(22.3%)
USA	Mt	3.5	3.1	13.7%	3.5	3.2	8.7%
Saleable Production	**Mt**	**3.7**	**4.3**	**(14.1%)**	**3.7**	**4.2**	**(12.2%)**
Australia	Mt	2.1	2.8	(26.7%)	2.1	2.7	(22.5%)
USA	Mt	1.6	1.5	9.6%	1.6	1.6	5.3%
% Met Coal	%	82.9%	74.7%	8.2%	82.9%	78.4%	4.5%
Sales Volumes	**Mt**	**3.7**	**4.0**	**(7.9%)**	**3.7**	**4.4**	**(15.9%)**
Australia	Mt	2.2	2.4	(9.7%)	2.2	2.8	(21.6%)
USA	Mt	1.5	1.6	(5.1%)	1.5	1.6	(5.8%)
Sales Mix							
Met Coal	%	74.7%	73.3%	1.4%	74.7%	76.9%	(2.2%)
Thermal Coal	%	25.3%	26.7%	(1.4%)	25.3%	23.1%	2.2%
Export Sales	%	73.5%	61.7%	11.8%	73.5%	68.0%	5.5%
Domestic Sales	%	26.5%	38.3%	(11.8%)	26.5%	32.0%	(5.5%)
AU- Realised Met Price (FOB)	US$/t	241.9	234.0	3.4%	241.9	305.8	(20.9%)
PLV HCC FOB AUS Index Price	US$/t	343.9	278.1	23.7%	343.9	485.7	(29.2%)
% of PLV HCC FOB AUS Index	%	70.3%	84.1%	(13.8%)	70.3%	63.0%	7.3%
US - Realised Met Price (FOR)	US$/t	236.9	210.6	12.5%	236.9	220.0	7.7%
% of PLV HCC FOB AUS Index	%	68.9%	75.7%	(6.8%)	68.9%	45.3%	23.6%
Group - Realised Met Price (combination of FOB / FOR)	US$/t	239.7	222.7	7.6%	239.7	266.5	(10.1%)
% of PLV HCC FOB AUS Index	%	69.7%	80.1%	(10.4%)	69.7%	54.9%	14.8%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

ROM coal production for the Group in the March quarter was 6.2 Mt, 7.0% lower than the December quarter. ROM coal production from the Australian (Curragh) and U.S. operations was 2.7 Mt and 3.5 Mt, respectively.

Saleable production for the Group in the March quarter was 3.7 Mt, 14.1% lower than the December quarter. Saleable production from the Australian and U.S. operations was 2.1 Mt and 1.6 Mt, respectively.

The U.S. operations had an excellent production quarter, with both ROM coal production and Saleable production 13.7% and 9.6% higher quarter-on-quarter, respectively. The Buchanan and Logan mines were not impacted by adverse weather conditions during the quarter. However, they were impacted by some rail logistics chain delays at the end of March that saw some sales slippage into April. The Eagle No. 1 and Winifrede mines at Logan set new production records in March.

The Australian operations delivered ROM coal production and Saleable production of 2.7 Mt and 2.1 Mt, respectively, both down on the December quarter, but remain on plan. During the March quarter the Curragh mine undertook major maintenance activities on the overland conveyor, shovel, and the mines largest and most productive dragline. These maintenance activities, combined with the impacts of extensive wet weather in the Bowen Basin on already saturated ground in January (approx. 190mm average across Curragh North and Curragh Main), contributed to the lower production quarter on quarter.

Sales volumes for the Group in the March quarter were 3.7 Mt, 7.9% lower than in the December quarter. Sales volumes from the Australian and U.S. operations were 2.2 Mt and 1.5 Mt, respectively. The sales profile for Curragh in the March quarter was lower due to the impacts from lower production and a train derailment on the Blackwater line in late January which stopped the coal supply chain to the Port of Gladstone for 2 weeks. The U.S. operations realised an inventory build late in the quarter with slippage of some sales tonnages into the June quarter.

3

Despite lower production rates in January and February from maintenance works, wet weather and the train derailment, the month of March proved to be a much more positive result for the Company as the weather conditions improved at Curragh, and as the mine commenced benefiting from the maintenance works program earlier in the quarter. Group saleable production for the month of March was strong and, on an annualised basis, exceeded the top end of full-year production market guidance. At Curragh, the overland conveyor set a new record transporting 1.0 Mt of material from Curragh North for processing at the preparation plants. The performance of the three draglines that had not undertaken maintenance was strong and on plan, despite the wet weather, which subsequently positioned Curragh well for coal exposure and mining from March. Despite the quarterly maintenance works and other unforeseen rain and logistics impacts, the Curragh North operation exceeded planned coal volume performance in the March quarter.

Coronado anticipates continuing to deliver improved production performance and maintains existing guidance if drier conditions continue into the June and September quarters.

The Group Realised Price Per Tonne of Met Coal Sold for the March quarter (mixture of FOB / FOR / Domestic pricing) was $239.7 per tonne, an increase of 7.6% from the December 2022 quarter. Australia's Realised Price Per Tonne of Met Coal Sold was $241.9 per tonne (FOB) for the March quarter, an increase of 3.4% compared to the December quarter. The U.S. operations achieved a Realised Price Per Tonne of Met Coal Sold for the March quarter of $236.9 per tonne (mixture FOR / Domestic fixed) that was 12.5% higher than the December quarter.



Metallurgical Coal Price Indices (US$/t)
USD Price per Metric Tonne
700.00
600.00
500.00
400.00
300.00
200.00
100.00
0.00
315.00
301.00
287.00
178.50
Long Term Historical
Average Met Price $191/t
12/31/2019
3/31/2020
6/30/2020
9/30/2020
12/31/2020
3/31/2021
6/30/2021
9/30/2021
12/31/2021
3/31/2022
6/30/2022
9/30/2022
12/31/2022
3/31/2023
PLV HCC FOB AUS
LV HCC FOB USEC
PLV HCC CFR China
NEWC Thermal

Source: S&P Global Platts 31 December 2019 to 31 March 2023.

As a percentage of total sales for the March quarter, export sales were 73.5%. Coronado's proportion of Met Coal sales revenue as a percentage of total coal revenues in the March quarter was 88.8%. The percentage of Met Coal sales was lower than prior quarters, due to the shipment of Thermal export tonnes in January that were contracted in 2022 when Thermal prices were substantially elevated, and switching was prevalent. Coronado expects to return to its traditional Met versus Thermal revenue mix in the June quarter.

4

5 Financial and Corporate March quarter Group revenue was $765.7 million and reflects a 6.8% increase over the preceding December quarter Group revenues of $717.1 million. Cash flow generation in the March quarter saw Coronado further strengthen its Balance Sheet and liquidity. As of 31 March 2023, the Company’s Net Cash position increased to $255.7 million (31 December 2022: $92.0 million), consisting of a closing cash balance (excluding restricted cash) of $498.0 million and aggregate principal amount of Notes totalling $242.3 million. Coronado has Available Liquidity of $598.0 million (31 December 2022: $434.4 million), comprising cash and cash equivalents (excluding restricted cash) and undrawn available borrowings under our senior secured asset-based revolving credit facility (“ABL Facility”) dated 12 May 2021. Q1 2022 Average Mining Costs Per Tonne Sold for the Group were $101.6 per tonne. Higher mining costs per tonne were attributable to the production deferred to later quarters at Curragh following the above average wet weather in January and subsequent train derailment on the Blackwater line, plus the continued impacts of high inflation. Q1 2022 Capital Expenditure of $41.5 million was down 5.3% compared to the prior December 2022 quarter. Capital Expenditure on Q1 2022 mostly related to sustaining and growth expenditure at the U.S. operations. Capital Expenditure at Curragh was lower than planned in Q1 2022 given the wet weather impacts and has subsequently slipped to later quarters. Coronado reaffirms previously announced FY23 guidance for Saleable Production (16.8 – 17.2 Mt); Average Mining Costs Per Tonne Sold ($84.0/t - $87.0/t), and Capital Expenditure ($260 million - $290 million). Coronado will release its Q1 2023 Quarterly Report on Form 10-Q to the market on 9 May 2023 (AEST). On 25 May 2023 (AEST), Coronado will hold its AGM. Immediately following the AGM, Gerry Spindler will retire from his role as Managing Director and Chief Executive Officer and be appointed to the position of Executive Chair of the Board of Directors (Board). Douglas Thompson will assume the role of Managing Director and Chief Executive Officer of Coronado in accordance with a planned succession process. William (Bill) Koeck will transition to serve as the Deputy Chair and Lead Independent Director of the Board. Growth Plans In-Organic Growth Opportunities Since its inception, Coronado has grown via a series of acquisitions of high-quality Met Coal mines. The Company has a proven track record of successfully integrating and operating new assets and has delivered more than $1.5 billion in distributions to stockholders since listing on the ASX in 2018. Coronado continues to investigate opportunities to acquire operating Met Coal mines. Coronado targets assets in Australia and North America that are cash accretive from day one, move the Group down the cost curve and hold the potential to deliver above average returns to stockholders. For the Company to maintain maximum Balance Sheet flexibility, cash is conserved and no dividends have been declared this quarter. Subject to the Company’s dividend policy, which includes assessments and outcomes of potential in-organic growth options in the future, and on-going operational performance and market conditions, the Board may declare dividends in future quarters. 73.5% 9.0% 17.6% Mar Q23 Sales Volume Mix Export US Domestic AUS Domestic 88.8% 11.2% Mar Q23 Revenue Mix Metallurgical Coal Thermal Coal

6 Buchanan Expansion Capital works at our Buchanan mine continued during the March quarter to invest in the construction of a new surface raw coal storage area to increase the mine’s capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. The mine is also progressing with the construction of a second set of skips to ultimately increase the mines hoisting capacity to the surface. Growth plans at our U.S. operations to produce 7.0 Mt by 2025 remain on target. Image: Progress on the installation of a second set of skips at the Buchanan Preparation Plant Curragh North Underground Met Coal Project The Curragh North Underground Met Coal Project completed pre-feasibility study works in late 2022. Results from the study were positive and determined that the project was worth pursuing and subsequently ranked higher than other organic open-cut expansion options, and now forming part of the mines plans to reach 13.5Mtpa by 2025. It is envisaged that the project will achieve first coal in late 2024 and produce a quality of Met Coal similar to the existing Curragh North open-cut operating area. The project will utilise the final open-cut highwall to gain direct access to the coal seams, thereby significantly reducing capital expenditure requirements and start-up risk. Phase 1 of the project will utilise two continuous miners via a “bord and pillar” operation. An exploration program has commenced to increase information in relation to gas, geotechnical qualities, and coal reserve. An operational readiness team has been established consisting of project management, engineering, environmental, geotechnical design, and procurement specialists.

7 Image: Map of Curragh North with shaded areas showing the Image: Phase 1 of the Underground project showing the proposed footprint and potential seams of the Underground proposed continuous miner drives to the south-east of reserve. Pit S. Sustainability Rehabilitation During the March quarter, Coronado completed 36.1 hectares of rehabilitation works at the Logan Complex. Reconciliation Action Plan (RAP) Coronado launched its inaugural Reflect Reconciliation Action Plan (RAP) in July 2022. The RAP builds upon the existing relationship with the Gaangalu Nation People, who are the Traditional Owners at Curragh. Our RAP working group includes leaders from across the business who play key roles implementing the RAP action plan. The most critical members of the group are our Aboriginal and Torres Strait Islander employee volunteers who provide guidance on projects and initiatives developed by the working group. Coronado Global Resources Inc. joined as a member of Reconciliation Queensland in August 2022, which enables the business to connect with Aboriginal and Torres Strait Islander businesses and industry peers.

8 In late 2022, Coronado commissioned artist Roxanne Oakley, a proud Gaangalu / Wadja person, to create a piece of art to bring our Reflect RAP to life. Titled ‘Connection’, Ms Oakley completed her artwork in the first quarter of 2023 which vibrantly portrays the importance of reconciliation for our Curragh mine site. Image: Artist Roxanne Oakley pictured with members of our Board and Management alongside her artwork at our Curragh mine. Coronado’s Community Grant Fund Coronado has a long history of supporting local organisations, service providers and events. To continue this support in a sustainable and structured fashion, Coronado has established regional Community Grant Funds for each of our operations at Curragh, Buchanan, and Logan. This program, and the associated material and processes, was finalised in 2022 and launched in the first quarter of 2023. The Funds will have an annual community grants budget, with funds available to eligible organisations and groups who make a direct contribution to the areas in which we operate. Funds will be available for community organisations, sporting and recreation facilities, and educational programs. Image: Launch of Coronado’s Community Grants Fund

9 Operational Overview and Outlook Health and Safety The safety and well-being of our people continues to be Coronado’s #1 priority. In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) as of 31 March 2023 was 3.18, compared to 3.92 as of 31 December 2022. This reflects a 19% improvement on the closing 2022 year-end TRIFR and the best result for Curragh since April 2022. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) as of 31 March 2023 was 2.43, compared to 2.42 as of 31 December 2022. The Group TRIR as of 31 March 2023 was 1.31, compared to 1.41 as of 31 December 2022. During the quarter, the Buchanan Preparation Plant achieved 1 million hours and 10 years TRI free. At Logan, the Eagle No. 1 mine, and the Muddy Bridge mine recorded 200 days and 2 years LTI free, respectively. New and revised health and safety initiatives continue to be implemented across Coronado operations. In Australia, Curragh has implemented upgrades to its digital platform supporting the safety health management system and continues to implement measures to enhance its’ safety culture. Increased training initiatives continue at Curragh and the U.S. mines, with an enhanced focus on hazard identification and mitigation plans. During 2022 and into 2023, the Curragh team has been working on a Dragline Proximity Awareness Project to devise and implement technology solutions to improve proximity awareness in the operating area of its dragline fleet. The technology utilises radar and lidar imagery to alert a dragline operator when personnel or equipment enter the operational areas of the machines. The outcome of the project has been to effectively reduce the risk of personnel / equipment interactions with the draglines to promote an enhanced safe working environment. A roll-out of the technology on all of Curragh’s dragline fleet is expected by the end of the year. Australia (Curragh) ROM production for the March quarter was 2.7 Mt (24.9% lower), saleable production was 2.1 Mt (26.7% lower), and sales volume was 2.2 Mt (9.7% lower) compared to the December quarter. The quarterly production and sales results for the Curragh mine were impacted by major maintenance at the mine, above average wet weather that had fallen on already saturated ground in January, and by a train derailment on the Blackwater line, which stopped all coal railing to the port for two weeks, followed by a slow ramp up thereafter. Following the completion of key maintenance activities, and despite the impacts of weather and logistics delays in prior months, the month of March was positive with ROM coal production of 1.2 Mt and Saleable production just short of 1.0 Mt. Additionally, the mine set a new record on the overland conveyor transporting 1.0 Mt of coal from Curragh North to the preparation plants for processing. In the March quarter, Curragh’s Realised Price Per Tonne of Met Coal Sold was $241.9 per tonne (FOB), 3.4% higher than the prior quarter. Curragh seaborne contracts are traditionally negotiated every quarter relative to the average prior three-month index. Given benchmark prices were higher in the March quarter, Coronado anticipates Curragh’s average realised Met Coal price in the June 2023 quarter will be higher than the March quarter. Curragh’s focus for the June quarter is to deliver production rates in accordance with the mine plan to achieve full-year Group market guidance, subject to weather. United States (Buchanan and Logan) ROM production for the March quarter was 3.5 Mt (13.7% higher), saleable production was 1.6 Mt (9.6% higher), and sales volume was 1.5 Mt (5.1% lower) compared to the December quarter. March quarter production for the U.S. business was very strong with new monthly production records set at the Eagle No.1 and Winifrede mines at Logan. Sales volumes were lower due to rail logistics delays at the end of the quarter that resulted in an inventory build and sales slippage into April. In the March quarter, the U.S. Realised Price Per Tonne of Met Coal Sold was $236.9 per tonne, up 12.5% to the prior December quarter. U.S. price realisations reflect export tonnages being sold mostly on an FOR basis and ~40% of production sold under annual domestic contracts at an average price of $201 per tonne. The U.S. operations focus for the June quarter is to continue producing reliable monthly production rates to meet the needs of Coronado’s customers and to continue driving the expansion works at Buchanan.

Coal Market Outlook

The benchmark PLV HCC FOB AUS average index price for the March quarter was $344 per tonne (December quarter: $278 per tonne), while the benchmark LV HCC FOB USEC average index price for the March quarter was $313 per tonne (December quarter: $272 per tonne).

Since March, Met Coal prices have fallen, but remaining well above the long-term average price of $191 per tonne. The recent fall in prices is linked to increases in supply from Australia as the Bowen Basin exits the wet season. Prices may remain volatile in the short term, however, the SGX forward curve projects prices to remain north of $240 per tonne for the remainder of the year.

The global economic environment and steel demand outlook continues to be impacted by the ongoing conflict in Ukraine and persistently high inflation rates. Coronado expects Met Coal prices to continue to remain above long-term historical averages, supported by elevated Thermal Coal prices, the removal of Russian Met Coal from key markets and the anticipated improvement in steel demand in the second half of 2023.

Australian Met Coal exports to China have recommenced with 0.418Mt of product being exported to China in the first quarter. China's return to importing Australian Met Coal is expected to displace lower quality and higher cost Chinese domestic or U.S. Met Coal production particularly to the Chinese Steelmakers in southern regions where a significant sea freight advantage for Australian Met coal exists. Demand for Coronado's U.S. Buchanan brand is expected to remain strong in China given the low ash, low sulphur characteristics of the coal and long history of reliable and consistent supply into the Chinese market.

Coronado anticipates the resumption of Australian Met Coal imports into China will improve market dynamics as well as increase competition for Australian Met Coal and will likely ensure seaborne prices remain elevated in the short term.

Coronado Met Coal remains in high demand, with customer off-take remaining firm and annual contracts with long-term customers renewed for both Australian and U.S. coals.

Exploration & Development

Coronado continues to pursue plans and strategies to develop a new underground Met Coal mine in southwest Pennsylvania. Coronado expects that Met Coal from the proposed Mon Valley mine will ultimately be produced from the Upper Freeport Coal Seam in the safest, lowest-cost, and most environmentally responsible manner. Mon Valley retains 134 Mt of marketable Met Coal reserves. It is envisaged that this project will create a significant number of new permanent jobs in the region, have a minimal footprint of surface facilities, and supply high quality Met Coal to U.S. customers for the manufacture of steel. Permitting plans on this project are continuing.

In the March quarter, (as noted earlier under Growth Plans) Coronado made further progress on the Curragh North Underground Met Coal Project. The Company performed 1,200m of exploration drilling across 6 drill holes for gas, geotechnical and washability information. A fourth exploration drill rig was mobilised to site in March to make up for delays due to wet weather and site access.

Coronado made progress on its Gas Pilot Project at Curragh during the quarter. The project is targeting the capture and use of waste mine coal gas as a diesel substitute for our operating fleets. Drill contractors have completed two vertical drill wells that are cased and suspended (well head attached waiting for next steps). Drilling of a third vertical and lateral well is underway. It is envisaged that a fleet of five to six trucks, utilising the extracted gas, will occur in the first half of 2024, when the wells come online and are producing sufficient gas to run the fleet. It is anticipated that this will realise a reduction in emissions, but also a reduction in costs given the substitution of diesel for gas to power the fleet.

The Gas Pilot Project forms part of Coronado's greater strategy to reduce emissions from open cut mining operations and reduce energy costs by investigating potential investment strategies into wind, solar and/or gas projects. More details regarding the Gas Pilot Project will be available in our 2022 Sustainability Report, expected to be released in May.

This announcement was authorised for release by the Board of Coronado Global Resources Inc.

For further information, please contact:

Corporate
Andrew Mooney
Vice President Investor Relations & Communications
P +61 458 666 639
E amooney@coronadoglobal.com

Media
Helen McCombie
Citadel Magnus
P +61 411 756 248
E hmccombie@citadelmagnus.com

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 22 February 2023 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Mar Q23	Dec Q22	Change	Mar 2023 YTD	Mar 2022 YTD	Change
ROM Production	**Mt**	**6.2**	**6.7**	**(7.0%)**	**6.2**	**6.7**	**(7.3%)**
Curragh	Mt	2.7	3.6	(24.9%)	2.7	3.5	(22.3%)
Buchanan	Mt	2.0	1.8	10.2%	2.0	1.7	15.0%
Logan	Mt	1.6	1.3	18.5%	1.6	1.5	1.9%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Saleable Production	**Mt**	**3.7**	**4.3**	**(14.1%)**	**3.7**	**4.2**	**(12.2%)**
Curragh	Mt	2.1	2.8	(26.7%)	2.1	2.7	(22.5%)
Buchanan	Mt	1.1	1.0	13.8%	1.1	1.0	4.2%
Logan	Mt	0.6	0.5	2.3%	0.6	0.5	7.3%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Sales Volumes	**Mt**	**3.7**	**4.0**	**(7.9%)**	**3.7**	**4.4**	**(15.9%)**
Curragh	Mt	2.2	2.4	(9.7%)	2.2	2.8	(21.6%)
Buchanan	Mt	1.1	1.0	12.9%	1.1	1.0	5.4%
Logan	Mt	0.4	0.6	(31.2%)	0.4	0.5	(22.3%)
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle and held for sale. YTD sales volumes relate to stockpile coal sales.

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Reconciliation of Non-GAAP financial measures

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by sales volumes; and (iii) Net Cash, which we define as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of 10.750% senior secured notes due 2026.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 31 March 2023
(In US$000, except for volume data, unaudited)	Total Consolidated
Total costs and expenses	**616,189**
Less: Selling, general and administrative expense	(7,774)
Less: Restructuring costs	-
Less: Depreciation, depletion and amortization	(39,423)
Total operating costs	**568,992**
Less: Other royalties	(85,957)
Less: Stanwell rebate	(39,208)
Less: Freight expenses	(63,353)
Less: Other non-mining costs	(16,298)
Total mining costs	**364,176**
Sales Volume excluding non-produced coal (MMt)	3.6
Average mining costs per tonne sold	**101.6**

A reconciliation of Net Cash is shown below for each of the periods presented in this report:

	31 March 2023	31 December 2022
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and restricted cash	**498,300**	**334,629**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**498,049**	**334,378**
Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026	(242,326)	(242,326)
Net Cash	**255,723**	**92,052**

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A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

	For the three months ended 31 March 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**398,661**	**367,053**	**765,714**
Less: Other revenues	(7,857)	(19,512)	(27,369)
Total coal revenues	**390,804**	**34,541**	**738,345**
Less: Thermal coal revenues	(18,285)	(64,518)	(82,803)
Met Coal revenues	**372,519**	**283,023**	**655,542**
Volume of Met Coal sold (Mt)	1.5	1.2	2.7
Realised Price Per Tonne of Met Coal Sold	**$241.9/t**	**$236.9/t**	**$239.7/t**

	For the three months ended 31 December 2022		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**386,383**	**330,673**	**717,056**
Less: Other revenues	(9,766)	(997)	(10,763)
Total coal revenues	**376,617**	**329,676**	**706,293**
Less: Thermal coal revenues	(23,808)	(32,982)	(56,790)
Met Coal revenues	**352,809**	**296,694**	**649,503**
Volume of Met Coal sold (Mt)	1.5	1.4	2.9
Realised Price Per Tonne of Met Coal Sold	**$234.0/t**	**$210.6/t**	**$222.7/t**

	For the three months ended 31 March 2022		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**605,298**	**341,827**	**947,125**
Less: Other revenues	9,000	1,497	10,497
Total coal revenues	**596,298**	**340,330**	**936,628**
Less: Thermal coal revenues	42,289	2,610	44,899
Met Coal revenues	**554,009**	**337,720**	**891,729**
Volume of Met Coal sold (Mt)	1.8	1.5	3.3
Realised price per Mt of Met Coal sold	**$305.8/t**	**$220.0/t**	**$266.5/t**

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Glossary

A$	Australian dollar currency
ABL	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021 ("ABL facility")
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
IPO	Initial Public Offering
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Net Cash	Refer Non-GAAP Financial Measures section
Realised Price Per Tonne of Met Coal Sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
Sales Volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S.)
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 31 March 2023

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